December 2009 Preliminary Terms No. 268 Registration Statement No. 333-156423 Dated December 18, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS Opportunities in Commodities
90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket
90% Principal Protected Commodity-Linked Notes offer investors the opportunity to receive at maturity an amount of cash that may be more or less than the stated principal amount based on the performance of certain physical commodities and a commodity index.  Unlike ordinary debt securities, the notes do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity.  The payment at maturity will be greater than the $1,000 stated principal amount per note if the basket performance is greater than zero, subject to a maximum payment amount, and equal to or less than the $1,000 stated principal amount per note if the basket performance is equal to or less than zero, subject to the minimum payment amount.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	December , 2009
Original issue date:	December , 2009 (3 business days after the pricing date)
Maturity date:	June , 2013
Partial principal protection:	90% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	30%
	Gold	GOLDLNPM	30%
	Zinc	LOZSDY	15%
	Copper – Grade A (“copper”)	LOCADY	15%
	Platinum	PLTMLNPM	10%
*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:
■     If the basket performance is greater than zero:
$1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
■    If the basket performance is less than or equal to zero:
$1,000 + ($1,000 x basket performance)
If the basket performance is less than zero, this amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 x participation rate x basket performance; provided that the supplemental redemption amount will not be more than $280 to $320, as determined on the pricing date.
Participation rate:	100%
Maximum payment amount:	$1,280 to $1,320 per note (128% to 132% of the stated principal amount). The maximum payment amount will be determined on the pricing date.
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Agent:	Morgan Stanley & Co. Incorporated, a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Terms continued:	Please see page two of these preliminary terms for further summary terms of the notes.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Note	100%	2.5%	97.5%
Total	$	$	$
(1)      For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.
(2)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of 2.5% for each note they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208010

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

SUMMARY TERMS	Continued from the Cover Page
Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:	For any trading day or index business day, as applicable:
Brent crude index: the official settlement price of the brent crude index
Gold: the afternoon fixing price per troy ounce (as stated in U.S. dollars)
Zinc: the official cash offer price per ton (stated in U.S. dollars)
Copper: the official cash offer price per ton (as stated in U.S. dollars)
Platinum: the afternoon fixing price per troy ounce (as stated in U.S. dollars)
For full descriptions, please see “Fact Sheet – Commodity price” on page 7 of these preliminary terms.
Initial commodity price:
For each basket commodity, the commodity price for such basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable).  See “Basket—Initial commodity price” above.
If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in these preliminary terms, we will include the definitive initial commodity price in an amended pricing supplement.
If in the event of a market disruption even with respect to any basket commodity on the pricing date, the initial commodity price for such basket commodity shall be determined in accordance with the fallback mechanics set out under “Description of Commodity-Linked Capital Protected Notes—Determination Date” in the accompanying prospectus supplement for Partially Capital Protected Commodity-Linked Notes.

Final commodity price:
For each basket commodity, the commodity price for such basket commodity on the determination date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable).

Determination date:	In respect of each basket commodity, June , 2013, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.
CUSIP:	617482JB1
ISIN:	US617482JB14
Listing:	The notes will not be listed on any securities exchange.

December 2009	Page 2

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Investment Overview

The 90% Principal Protected Commodity-Linked Notes due June      , 2013 (the “notes”), provide investors with an opportunity to gain capped upside exposure to the underlying commodity basket, while maintaining 1:1 downside exposure to any depreciation of the underlying commodity basket, subject to the minimum payment amount at maturity of $900 per note.

If, at maturity, the basket performance is greater than zero, the notes will pay the stated principal amount of $1,000 plus a supplemental redemption amount.  The supplemental redemption amount provides 1:1 upside participation (e.g., if the basket performance is 10%, the investor receives 100% of principal plus 10% at maturity), subject to the maximum payment amount of $1,280 to $1,320 per note (128% to 132% of the stated principal amount).  The actual maximum payment amount will be determined on the pricing date.

However, if, at maturity, the basket performance is less than or equal to zero, the payment at maturity per note will be an amount less than (or equal to) the stated principal amount of $1,000 by an amount proportionate to the decrease in the basket performance, subject to the minimum payment amount of $900 per note.  The notes do not pay interest, and all payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 3.5 years
Partial protection at maturity:	90%
Interest:	None
Payment at maturity:
▪    If the basket performance is greater than zero:
$1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
▪     If the basket performance is less than or equal to zero:
$1,000 + ($1,000 x basket performance)
If the basket performance is less than zero, this amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Maximum payment amount:	$1,280 to $1,320 per note (128% to 132% of the stated principal amount). The maximum payment amount will be determined on the pricing date.
Minimum payment amount	$900 per note (90% of the stated principal amount)

December 2009	Page 3

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Basket Overview

Basket Commodity	Bloomberg Ticker Symbol	Weighting
S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	30%
Gold	GOLDLNPM	30%
Zinc	LOZSDY	15%
Copper – Grade A (“copper”)	LOCADY	15%
Platinum	PLTMLNPM	10%

The S&P GSCI™ Brent Crude Index–Excess Return is a sub-index of the S&P GSCI™–Excess Return (“S&P GSCI™–ER”), a world production-weighted index that is designed to reflect the relative significance of each of the basket commodities in the world economy, and represents only the Brent crude oil component of the S&P GSCI™–ER.  For more information, see “Annex A—Certain Additional Commodity Index Information—The S&P GSCI™–ER” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

Information as of December 15, 2009

Basket Commodity:	Current price:	52 Weeks Ago:	52 Week High:	52 Week Low:
Brent crude index	556.1052	466.5425	353.5982 (on 2/18/2009)	620.0170 (on 10/21/2009)
Gold	$1,122.00	$826.00	$1,212.50 (on 12/2/2009)	$810.00 (on 1/15/2009)
Zinc	$2,276.00	$1,063.50	$2,376.00 (on 12/3/2009)	$1,045.50 (on 12/17/2008)
Copper	$6,800.50	$3,075.50	$7,071.00 (on 12/3/2009)	$2,770.00 (12/24/2008)
Platinum	$1,434.00	$834.00	$1,494.00 (on 12/3/2009)	$830.00 (on 12/16/2008)

Basket Historical Performance January 1, 2004 to December 15, 2009

The graph illustrates the effect of any offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the notes. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

December 2009	Page 4

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Key Investment Rationale

Exposure to commodities is a component of asset class diversification.  Investors who believe they have underweight exposure to commodities or those concerned about the risks associated with investing directly in commodities can use the notes to gain capped upside exposure to the underlying commodity basket while maintaining 1:1 downside exposure to any decrease in the underlying commodity basket, subject to the minimum payment amount.  If held to maturity, the notes will pay at least the minimum payment amount of $900 for each $1,000 principal amount of notes, subject to the credit risk of Morgan Stanley.

Access	▪ ▪	Exposure to a commodity index and four physical metal commodities Diversification of underlying asset class exposure
Partial Principal Protection	▪	90% principal protection at maturity even if the underlying commodity basket declines by more than 10%
Best Case Scenario	▪
The underlying commodity basket increases in value and, at maturity, the notes redeem for the maximum payment amount of $1,280 to $1,320 per note (128% to 132% of the stated principal amount), to be determined on the pricing date.

Worst Case Scenario	▪
The underlying commodity basket decreases in value and the notes redeem for less than the $1,000 stated principal amount by an amount proportionate to the decrease in the underlying commodity basket, subject to the minimum payment amount of $900 per note (90% of the stated principal amount).

Summary of Selected Key Risks (see page 14)

▪	The notes do not pay interest and provide a minimum payment amount of only 90% of principal.

▪	Your appreciation potential is limited.

▪	Market price of the notes may be influenced by many unpredictable factors.

▪	The notes are subject to the credit risk of Morgan Stanley, and its actual or anticipated credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Specific commodities prices are affected by numerous factors specific to each market.

▪	The notes will not be listed and secondary trading may be limited.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Changes in the value of one or more of the basket commodities may offset each other.

▪	The basket commodities are not equally weighted.

▪	Adjustments to the brent crude index could adversely affect the value of the notes.

▪	Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the notes.

▪	Not equivalent to investing directly in the basket commodities.

▪	The brent crude index may in the future include contracts that are not traded on regulated futures exchanges.

▪	There are risks relating to the trading of metals on the London Metal Exchange.

▪	There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.

December 2009	Page 5

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Fact Sheet
The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal and have the terms described in these preliminary terms, as supplemented by the accompanying prospectus supplement for partially capital protected commodity-linked notes and the prospectus.  At maturity, an investor will receive for each stated principal amount of notes that the investor holds, an amount in cash that may be more, equal to or less than the stated principal amount based on the performance of the underlying commodity basket.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
December , 2009	December , 2009 (3 business days after the pricing date)	June , 2013
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Partial principal protection:	90% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	S&P GSCITM Brent Crude Index—Excess Return (“brent crude index”)	SPGCBRP	30%
	Gold	GOLDLNPM	30%
	Zinc	LOZSDY	15%
	Copper – Grade A (“copper”)	LOCADY	15%
	Platinum	PLTMLNPM	10%
*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:
▪    If the basket performance is greater than zero:
$1,000 + supplemental redemption amount
Under no circumstances will the payment at maturity exceed the maximum payment amount.
▪    If the basket performance is less than or equal to zero:
$1,000 + ($1,000 x basket performance)
If the basket performance is less than zero, this amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 x participation rate x basket performance; provided that the supplemental redemption amount will not be more than $280 to $320, as determined on the pricing date.
Participation rate:	100%
Maximum payment amount:	$1,280 to $1,320 per note (128% to 132% of the stated principal amount). The maximum payment amount will be determined on the pricing date.
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.

A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less zero, in which case you will receive less than the $1,000 stated principal amount at maturity.

Risk Factors:	Please see “Risk Factors” beginning on page 14.

December 2009	Page 6

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
Brent crude index: the official settlement price of the brent crude index, as published by the index publisher.
Gold: the official afternoon fixing price per troy ounce of gold for delivery in London through a member of the relevant exchange authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.
Zinc:  the official cash offer price per tonne of zinc on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date,
Copper: the official cash offer price per tonne of copper on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date.
Platinum: the official afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the relevant exchange expressed in U.S. dollars per troy ounce gross, as calculated and quoted on the relevant exchange on that day.

Initial commodity price:
For each basket commodity, the commodity price for such basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable).  See “Basket—Initial commodity price” above.
If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in these preliminary terms, we will include the definitive initial commodity price in an amended pricing supplement.
If in the event of a market disruption even with respect to any basket commodity on the pricing date, the initial commodity price for such basket commodity shall be determined in accordance with the fallback mechanics set out under “Description of Commodity-Linked Capital Protected Notes—Determination Date” in the accompanying prospectus supplement for Partially Capital Protected Commodity-Linked Notes.

Final commodity price:
For each basket commodity, the commodity price for such basket commodity on the determination date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day or non-index business day (as applicable).

Determination date:	In respect of each basket commodity, June , 2013, subject to a non-trading day or non-index business day (as applicable) or a market disruption event in respect of the applicable basket commodity.
Relevant exchange:	Gold: the London Bullion Market Association. Zinc: the London Metal Exchange. Copper: the London Metal Exchange. Platinum: the London Platinum and Palladium Market.
Index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”)
Call right:	The notes are not callable prior to the maturity date.
Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for partially capital protected commodity-linked notes:
If an event of default with respect to the notes shall have occurred and be continuing, the calculation agent will determine the amount declared due and payable upon any acceleration of the notes, which will be an amount in cash equal to the payment at maturity with respect to the notes (the “acceleration amount”), determined as though the basket performance on the date of such acceleration were the basket performance for the determination date.
If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Postponement of maturity date:
If, due to a market disruption event or otherwise, the determination date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such determination date as postponed.

Capital protected notes:
All references to “capital protected” in the accompanying prospectus supplement for partially capital protected currency-linked notes shall be deemed to refer to “principal protected” when read in conjunction with these preliminary terms.

December 2009	Page 7

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482JB1
ISIN:	US617482JB14
Minimum ticketing:	1 note
Tax considerations:
The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on December 16, 2009, the “comparable yield” would be a rate of 2.9476% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,107.6622 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2010	$14.7380	$14.7380
July 1, 2010 through December 31, 2010	$14.9552	$29.6932
January 1, 2011 through June 30, 2011	$15.1756	$44.8688
July 1, 2011 through December 31, 2011	$15.3993	$60.2681
January 1, 2012 through June 30, 2012	$15.6262	$75.8943
July 1, 2012 through December 31, 2012	$15.8565	$91.7508
January 1, 2013 through the Maturity Date	$15.9114	$107.6622

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”) , a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the basket commodities included in the underlying commodity basket and in the brent crude index and in futures or options contracts on such basket commodities.  Such purchase activity could increase the prices of the basket commodities, and, therefore, could increase the commodity prices required on the determination date before investors would receive at maturity a payment that exceeds the minimum payment amount of the notes.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

December 2009	Page 8

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley

Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of 2.5% for each note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for partially capital protected commodity-linked notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2009	Page 9

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	100%
Hypothetical maximum payment amount:	$1,300 per note (130% of the stated principal amount)
Minimum payment amount:	$900 per note (90% of the stated principal amount)

Payoff Diagram

How it works

▪
If the basket performance is greater than zero, then investors receive the $1,000 stated principal amount plus 100% of the increase in the underlying commodity basket over the term of the notes, subject to the maximum payment amount.

o	If the basket performance is 20%, the investor would receive a 20% return, or $1,200 per note.

o	If the basket performance is 90%, the investor would receive only the hypothetical maximum payment amount of 130% of the stated principal amount, or $1,300 per note.

▪
If the basket performance is less than or equal to zero, investors would receive an amount less than (or equal to) the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decrease in the basket performance, subject to the minimum payment amount of $900 per note.

o	If the basket performance depreciates 8%, the investor would lose 8% of their principal and receive only $920 per note at maturity, or 92% of the stated principal amount.

o	If the basket performance depreciates 50%, the investor would receive the minimum payment amount of 90% of the stated principal amount, or $900 per note.

December 2009	Page 10

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of notes that they hold, an amount in cash based on the performance of the underlying commodity basket, determined as follows:

If the basket performance is greater than zero, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000    +    supplemental redemption amount,

subject to a maximum payment amount of $1,280 to $1,320 per note (128% to 132% of the stated principal amount), to be determined on the pricing date,

where,

supplemental redemption amount   =   ($1,000    ×    participation rate    ×    basket performance)

and

participation rate	=	100%
and

basket performance	=	sum of the commodity performance values of each of the basket commodities
and

commodity performance value (for each basket commodity)	=	final commodity price – initial commodity price initial commodity price	x weighting

If the basket performance is less than or equal to zero, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000       +       ($1,000   x   basket performance)

subject to a minimum payment amount of $900, or 90% of the stated principal amount of $1,000 for each note.

If the basket performance is less than or equal to zero, the payment at maturity will be an amount less than (or equal to) the stated principal amount of $1,000, subject to the minimum payment amount of $900 per note.

December 2009	Page 11

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Below is an example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.
Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Commodity Price
Brent crude index	30%	500	533.50
Gold	30%	$1,000	$1,067
Zinc	15%	$2,000	$2,266
Copper	15%	$6,500	$7,364.50
Platinum	10%	$1,500	$1,800

Basket Performance = Sum of Commodity Performance Values

[(final brent crude index price – initial brent crude index price) / initial brent crude index price]  x  30%;

 [(final gold price – initial gold price) / initial gold price]  x  30%; plus

[(final zinc price – initial zinc price) / initial zinc price]  x  15%; plus

[(final copper price – initial copper price) / initial copper price]  x  15%; plus

[(final platinum price – initial platinum price) / initial platinum price]  x  10%

So, using the hypothetical prices above,

[(533.50 – 500) / 500] x 30%  = 2%; plus

[($1,067 – $1,000) / $1,000] x 30%  = 2%; plus

[($2,266 – $2,000) / $2,000] x 15%  = 2%; plus

[($7,364.50 – $6,500) / $6,500] x 15%  = 2%; plus

[($1,800 – $1,500) / $1,500] x 10%  = 2%

basket performance   =   10%

EXAMPLE #1:	Basket performance is positive (but not above the maximum payment at maturity)

Hypothetical basket performance = 10%

Participation rate = 100%
Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
Brent crude index	30%	6.67%	2%
Gold	30%	6.67%	2%
Zinc	15%	13.33%	2%
Copper	15%	13.33%	2%
Platinum	10%	20.00%	2%
		Basket performance =	10%

Supplemental redemption amount = $1,000 x 100% x 10% = $100

Payment at maturity = $1,000 + $100 = $1,100

The total payment at maturity per note will equal $1,100, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $100.

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

EXAMPLE #2:     Basket performance is equal to zero or negative (but not below the minimum payment at maturity)

Hypothetical basket performance = –5%

Participation rate = 100%
Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
Brent crude index	30%	–20.00%	–6%
Gold	30%	–10.00%	–3%
Zinc	15%	10.00%	1.5%
Copper	15%	10.00%	1.5%
Platinum	10%	10.00%	1%
		Basket Performance =	– 5%

Payment at maturity = $1,000 + ($1,000 x –5%) = $950

Because the basket performance in this example is less than 0%, the total payment at maturity per note will only equal $950 per note, which represents a 5% loss on your initial investment.

In this example, the final commodity prices of three of the basket commodities—zinc, copper and platinum (with a combined weighting of 40% of the basket)—are each higher than their respective initial prices by 10%.  However, the final prices of the brent crude index and gold (comprising 60% of the basket) are each lower than their respective initial prices: by 20% in the case of the brent crude index and by 10% in the case of gold.

Accordingly, although three of the basket commodities have positive performance values and only two have negative performance values, the sum of the commodity performance values is negative, equating to a negative basket performance.  Therefore, there the payment at maturity per stated principal amount will equal only $950.

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Risk Factors
The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying commodity basket.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for partially capital protected commodity-linked notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes do not pay interest and provide a minimum payment amount of only 90% of principal.  The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity.  If, on the determination date, the basket performance is less than zero, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the underlying commodity basket, subject to the minimum payment amount of $900 per note (90% of the stated principal amount).  Even if you do not suffer a loss on the notes due to a decline in the commodity basket, the commodity basket may not appreciate significantly and therefore the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security.

▪
Your appreciation potential is limited.  The appreciation potential of the notes is limited by the maximum payment amount of $1,280 to $1,320 per note, or 128% to 132% of the stated principal amount. The actual maximum payment amount will be determined on the pricing date.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the price of each of the basket commodities (including the commodity underlying the brent crude index) at any time and, in particular, on the determination date; the volatility (frequency and magnitude of changes in value) of the basket commodities (including the commodity underlying the brent crude index); the market prices of the basket commodities (including the commodity underlying the brent crude index) and those underlying any index and futures contracts on such basket commodities, and the volatility of such prices; trends of supply and demand for the commodities underlying the underlying commodity basket and underlying the brent crude index; geopolitical conditions and economic, financial, political and regulatory or judicial events; interest and yield rates in the market;  time remaining to maturity; and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

▪
The notes are subject to the credit risk of Morgan Stanley, and its actual or anticipated credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Specific commodities prices are affected by numerous factors specific to each market.  We describe the principal risks associated with investments in the brent crude index in the next paragraph.  For more information on gold, zinc, copper and platinum, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

The brent crude index is composed entirely of Brent crude oil futures contracts included in the S&P GSCITM–Excess Return.  The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the commodity prices of the basket commodities and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the prices of the basket commodities may be, and have recently been, highly volatile (see “Historical Information” beginning on page 19).

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
The basket commodities are not equally weighted.  The basket commodities do not all have the same weightings.  Therefore, the same percentage change over the term of the notes in two of the basket commodities which have different weightings would have different effects on the basket performance because of the unequal weightings.  Decreases in the value of a more heavily weighted basket commodity could moderate or wholly offset increases in the values of less heavily weighted basket commodities.  For example, where the weighting of one basket commodity is greater than the weighting of another basket commodity, a 5% decrease in the value of an basket commodity with a heavier weighting will have a greater impact on the basket performance than a 5% increase in the value of an basket commodity with a lesser weighting.

▪
Adjustments to the brent crude index could adversely affect the value of the notes.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), as the index publisher, may add, delete or substitute the commodity contracts constituting the brent crude index or make other methodological changes that could change the value of the brent crude index.  The index publisher may discontinue or suspend calculation or publication of the brent crude index at any time.  Any of these actions could adversely affect the value of the notes.  Where the brent crude index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

comparable to the brent crude index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the notes.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the basket commodities and, therefore, the value of the notes.

▪
Not equivalent to investing directly in the basket commodities.  Investing in the notes is not equivalent to investing directly in any of the basket commodities, in futures contracts or forward contracts on any of the basket commodities or in the contracts that underlie the brent crude index.  Decreases in the levels of certain of the basket commodities on the determination date could more than offset any increase in levels of other basket commodities on the determination date.  A decrease in the levels of any of the basket commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Furthermore, by purchasing the notes, you do not purchase any entitlement to any of the basket commodities, futures contracts or forward contracts on any of the basket commodities or contracts that underlie the brent crude index. Also, by purchasing the notes, you are taking credit risk of Morgan Stanley and are not to any counter-party to futures contracts and forward contracts on any of the basket commodities or to contracts that underlie the brent crude index.

▪
The brent crude index may in the future include contracts that are not traded on regulated futures exchanges.  The brent crude index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the brent crude index continues to be composed exclusively of regulated futures contracts.  As described below, however, the brent crude index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on the determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain basket commodities, and consequently the supplemental redemption amount, could be adversely affected.

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

▪
There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA, and platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The closing prices of certain basket commodities will be determined by reference to the fixing prices reported by the LBMA (in the case of gold) and the LPPM (in the case of platinum).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying commodity basket), including trading in futures and options contracts on the components of the underlying commodity basket, as well as in other instruments related to such components.  MS & Co. and some of our other subsidiaries also trade in the component futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity prices and, as a result, could increase the commodity prices required on the determination date before you receive a payment at maturity that exceeds the minimum payment amount on the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the price of the underlying commodity basket on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Information about the Brent Crude Index

The S&P GSCITM Brent Crude Index—Excess Return.  The S&P GSCITM  Brent Crude Index—Excess Return is a sub-index of the S&P GSCITM–Excess Return (the “S&P GSCITM–ER”).  It represents only the Brent crude oil component of the S&P GSCITM–ER.  The S&P GSCITM–ER is a world production-weighted index that is designed to reflect the relative significance of each of the basket commodities in the world economy.  The S&P GSCITM–ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the contract production weight and “roll weights” of the contracts included in the S&P GSCITM.  The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Brent Crude Index—Excess Return, which is owned and published by S&P, in connection with securities, including the notes.

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer price, as applicable, as well as end-of-quarter official settlement prices or official cash offer price, as applicable, of each of the basket commodities for each quarter in the period fromJanuary 1, 2004 through December 15, 2009.  The related graphs set forth the official settlement prices for each of the basket commodities in the same respective periods.  On December 15, 2009, the official settlement prices were, in the case of the brent crude index, 556.1052, in the case of gold, $1,122.00, in the case of zinc, $2,276.00, in the case of copper, $6,800.50 and in the case of platinum, $1,434.00.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.
Brent Crude Index	High	Low	Period End
2004
First Quarter	462.0031	393.2139	437.4669
Second Quarter	548.2257	418.5073	491.8499
Third Quarter	661.1509	511.1493	659.9905
Fourth Quarter	750.1862	556.2229	588.7226
2005
First Quarter	806.5575	585.6782	792.7308
Second Quarter	832.0475	685.6897	782.6629
Third Quarter	921.2378	773.1704	861.4689
Fourth Quarter	852.2116	723.0358	769.5195
2006
First Quarter	861.6602	747.3957	830.0096
Second Quarter	936.5114	835.3968	905.0875
Third Quarter	947.4770	729.8762	759.1187
Fourth Quarter	747.4829	685.4407	702.1380
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter (through December 15, 2009)	620.0170	529.9171	556.1052

Daily Official Settlement Values of Brent Crude Index January 1, 2004 to December 15, 2009

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Gold (in U.S. dollars)	High	Low	Period End
2004
First Quarter	425.50	390.50	423.70
Second Quarter	427.25	375.00	395.80
Third Quarter	415.65	387.30	415.65
Fourth Quarter	454.20	411.25	435.60
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter (through December 15, 2009)	1,212.50	1,003.50	1,122.00

Daily Official Settlement Prices of Gold January 1, 2004 to December 15, 2009

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90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Zinc (in U.S. dollars)	High	Low	Period End
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	1,912.00	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,369.50	4,331.00
2007
First Quarter	4,115.50	3,050.00	3,280.50
Second Quarter	4,120.00	3,205.50	3,301.00
Third Quarter	3,820.00	2,700.00	3,059.00
Fourth Quarter	3,161.00	2,214.00	2,290.00
2008
First Quarter	2,825.50	2,180.00	2,303.00
Second Quarter	2,362.50	1,812.00	1,875.00
Third Quarter	2,024.00	1,630.00	1,650.00
Fourth Quarter	1,647.00	1,042.00	1,120.50
2009
First Quarter	1,309.00	1,059.50	1,300.50
Second Quarter	1,672.50	1,261.00	1,555.00
Third Quarter	1,967.00	1,461.00	1,913.50
Fourth Quarter (through December 15, 2009)	2,376.00	1,852.00	2,276.00

Daily Official Settlement Prices of Zinc January 1, 2004 to December 15, 2009

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90% Principal Protected Commodity-Linked Notes due June     , 2013
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Copper (in U.S. dollars)	High	Low	Period End
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	3,050.50	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter (through December 15, 2009)	7,071.00	5,856.00	6,800.50

Daily Official Settlement Prices of Copper January 1, 2004 to December 15, 2009

December 2009	Page 22

90% Principal Protected Commodity-Linked Notes due June     , 2013
Based on the Performance of a Commodity Basket

Platinum (in U.S. dollars)	High	Low	Period End
2004
First Quarter	917.00	815.50	903.00
Second Quarter	936.00	767.00	793.00
Third Quarter	885.00	776.00	854.00
Fourth Quarter	884.00	821.50	859.00
2005
First Quarter	883.00	844.00	864.00
Second Quarter	897.00	853.00	884.00
Third Quarter	930.00	860.00	929.00
Fourth Quarter	1,012.00	914.00	965.00
2006
First Quarter	1,084.00	982.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,531.00	2,040.00
Second Quarter	2,182.00	1,878.00	2,064.00
Third Quarter	2,075.00	1,004.00	1,004.00
Fourth Quarter	1,032.00	763.00	898.00
2009
First Quarter	1,152.00	918.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter	1,339.00	1,095.00	1,287.00
Fourth Quarter (through December 15, 2009)	1,494.00	1,269.00	1,434.00

Daily Official Settlement Prices of Platinum January 1, 2004 to December 15, 2009

December 2009	Page 23